Exhibit 10.02

AGREEMENT OF LEASE

by and between

COPT ACADEMY RIDGE, LLC

and

REAL TIME LOGIC, INC.

12515 ACADEMY RIDGE VIEW

COLORADO SPRINGS, COLORADO

AGREEMENT OF LEASE

THIS AGREEMENT OF LEASE (this “Lease”) made this 26th day of June, 2009 (the “Effective Date”), by and between COPT ACADEMY RIDGE, LLC (the “Landlord”) and REAL TIME LOGIC, INC. (the “Tenant”) , witnesseth that the parties hereby agree as follows:

W I T N E S S E T H:

THAT FOR AND IN CONSIDERATION of the mutual covenants and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

1. Definitions and Attachments.

1.1 Certain Defined Terms.

1.1.1 “Building” means the office building located at 12515 Academy Ridge View, Colorado Springs, Colorado 80921, which is located within El Paso County, Colorado.

1.1.2 “Rentable Area of the Building” means 60,714 rentable square feet.

1.1.3 “Premises” means the Building.

1.1.4 “Rentable Area of the Premises” means 60,714 rentable square feet.

1.1.5 “Initial Term” means a period of twelve (12) years plus the part of a month mentioned in Section 3.1, commencing and ending as provided in Section 3.1.

1.1.6 “Renewal Term” means one additional period of five (5) years, commencing and ending as provided in Section 3.3.

1.1.7 “Annual Base Rent” means the amount set forth on the following schedule:

Lease Year	PSF Rent	Annual Base Rent	Monthly Installments of Annual Base Rent
1	$16.75	$1,016,959.50	$84,746.63
2	$17.25	$1,047,468.29	$87,289.02
3	$17.77	$1,078,892.33	$89,907.69
4	$18.30	$1,111,259.10	$92,604.93
5	$18.85	$1,144,596.88	$95,383.07
6	$19.42	$1,178,934.78	$98,244.57
7	$20.00	$1,214,302.83	$101,191.90
8	$20.60	$1,250,731.91	$104,227.66
9	$21.22	$1,288,253.87	$107,354.49
10	$21.85	$1,326,901.48	$110,575.12
11	$22.51	$1,366,708.53	$113,892.38
12	$23.19	$1,407,709.79	$117,309.15

1.1.8 “Tenant Notice Address” means

REAL TIME LOGIC, INC.

12515 Academy Ridge View

Colorado Springs, Colorado 80921

Attn: Facilities Manager

Telephone: (719) 884-6355

Telecopier 719-884-6299

With a copy (both before and after commencement) to:

Integral Systems, Inc.

6731 Columbia Gateway Drive

Columbia, MD 21046

Attention: Chief Financial Officer & General Counsel

Telephone: (443) 539-5016

Telecopier: (410) 312-2980

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5306

Attention: Howard B. Adler, Esq. (43500/13)

Telephone: (202) 955-8589

Telecopier: (202) 530-9526

1.2 Additional Defined Terms.

The following additional terms are defined in the places in this Lease noted below:

Term	Section
“ADA”	47
“Applicable Laws”	7
“Building Expenses”	6.2.2
“Commencement Date”	3.1
“Common Areas”	6.2.4
“Cost of Building Expenses Per Square Foot”	6.4.1
“Cost of Taxes Per Square Foot”	6.3.1
“Default Rate”	6.6
“Hazardous Material”	46
“HVAC”	23
“Landlord’s Notice”	3.3
“Lease Year”	6.2.5
“Mortgagee”	31
“Normal Business Hours”	23
“Prevailing Market Rate”	3.3
“Property”	6.2.1
“Successor”	32
“Taxes”	6.2.3
“Term”	3.

1.3 Attachments.

The following documents are attached hereto, and such documents, as well as all drawings and documents prepared pursuant thereto, shall be deemed to be a part hereof:

Exhibit “A”	- Intentionally Deleted
Exhibit “B”	- Rules and Regulations
Exhibit “C”	- Intentionally Deleted
Exhibit “D”	- Estoppel Certificate
Exhibit “E”	- Guaranty of Lease

2. Demise . Landlord hereby leases unto Tenant, and Tenant does hereby rent from Landlord, the Premises. In addition thereto, Tenant shall have the right to use, on a non-exclusive basis, and in common with the other tenants of the Building, the Common Areas of the Building (as that term is defined in Section 6.2.4 hereof).

3. Term.

3.1 Commencement Date and Term. This Lease shall commence on the “Commencement Date” (as herein defined) and shall be for the Initial Term, plus the portion of a calendar month, if any, from the Commencement Date to the last day of the calendar month in which such Commencement Date occurs. As used in this Lease, the term “Commencement Date,” as advanced or postponed pursuant to the terms hereof, shall be defined as the Effective Date.

3.2 Intentionally Deleted.

3.3 Option to Extend Lease Term. Provided Tenant is not in default (after the giving of notice thereof and the expiration of any applicable cure period) on the last day of the Initial Term of any material term, covenant or condition of this Lease after the expiration of any applicable notice and/or cure period, Tenant shall have the option to extend the Initial Term of this Lease for one (1) additional period of five (5) years (the “Renewal Term”) to commence immediately upon the expiration of the Initial Term.

Tenant’s rental of the Premises during the Renewal Term shall be upon the same terms, covenants and conditions contained in this Lease, except that Tenant shall pay to Landlord as Base Rent that amount equal to the greater of (i) the Base Rent due immediately prior to the commencement of the First Renewal Term, increased annually by three and one-half percent (3.5%) and (ii) the “Prevailing Market Rate” for the Premises for the Renewal Term as hereinafter defined (including annual adjustments). For purposes of this Section 3.3, the term “Prevailing Market Rate” shall mean the then prevailing market rate being charged for comparable space on comparable lease terms in comparable office buildings in the Colorado Springs, Colorado market, with consideration given for construction allowances, commissions, free rent, and other concessions or premiums and actual savings to Landlord from such renewal ). In order to exercise its option granted herein, Tenant shall notify Landlord in writing of its intent to renew not less than two hundred seventy (270) days prior to the expiration of the Initial Term. Within thirty (30) days following the delivery by Tenant of such notice of its intent to renew the Lease for the Renewal Term, Landlord shall notify Tenant in writing of its determination of the Prevailing Market Rate for the Renewal Term as reasonably determined by Landlord (“Landlord’s Notice”). Within ten (10) business days after receipt of Landlord’s Notice, Tenant shall notify Landlord in writing of Tenant’s acceptance or rejection of such rate. If Tenant shall accept such Prevailing Market Rate, Landlord and Tenant shall enter into an amendment to this Lease acknowledging such renewal and setting forth any terms at variance with the terms of this Lease. If Tenant shall timely reject such Prevailing Market Rate as determined by Landlord for the Renewal Term, then within twenty (20) days thereafter, Landlord and Tenant shall meet at a mutually acceptable time and place and shall use their reasonable efforts to agree upon the Prevailing Market Rate. If Landlord and Tenant shall fail to agree upon such Prevailing Market Rate within the twenty (20) day period, Landlord and Tenant shall each appoint an independent commercial leasing broker licensed in the Colorado Springs area within the next ten (10) days (each, a “Broker”). Such Brokers shall deliver their respective estimates of the Prevailing Market Rate within ten (10) days after being appointed. If the estimates of the Prevailing Market Rate as quoted by the Brokers are within five percent (5%) of each other, the Prevailing Market Rate shall be deemed to be the average of the estimates presented by the Brokers. If the estimates of the Prevailing Market Rate as quoted by the Brokers differ by more than five percent (5%), then Landlord and Tenant shall jointly appoint a third independent commercial real estate appraiser licensed in the Colorado Springs area within ten (10) days after the receipt of the initial Brokers’ estimates (the “Third Broker”) who shall deliver its estimate of the Prevailing Market Rate within seven (7) business days after being appointed and the Prevailing Market Rate for purposes of this Lease shall be deemed to be whichever of the estimates presented by the Brokers that is closest to the Third Broker’s estimate. Tenant shall notify Landlord within ten (10) days after determination of the Prevailing Market Rate (whether as resulting from the average of the Brokers or from the Third Broker, as applicable), whether Tenant shall accept such Prevailing Market Rate, whereupon Landlord and Tenant shall enter into an amendment to this Lease acknowledging such renewal and setting forth any terms at variance with the terms of this Lease. If (i) Tenant shall fail to timely respond to Landlord’s Notice as provided above, (ii) Tenant shall fail to timely deliver the requisite notice exercising its option to extend by the date prescribed above, (iii) Tenant does not timely respond within ten (10) business days following receipt of Landlord’s Notice or (iv) Tenant does not timely accept the Prevailing Market Rate within ten (10) days following Landlord’s notification of the Prevailing Market Rate, as determined either by the average of the Brokers or from the Third Broker, as applicable, then Landlord shall provide Tenant with a second written notice (each, a “Second Notice”), notice shall set forth in bold type “If Tenant shall fail to respond to this notice within five (5) business days after receipt, Tenant’s option to extend this Lease for the Renewal Term shall be void and inoperable.” In the event that Tenant fails to respond to a Second Notice, Tenant’s option to extend this Lease for the Renewal Term shall be void and inoperable. Landlord and Tenant shall each pay the fee of the Broker designated by it originally and shall split the fees of the Third Broker.

3.4 Definition of “Term”. As used herein, the word “Term” shall refer to the Initial Term and the Renewal Term, if applicable.

4. Intentionally Deleted.

5. Use. Tenant covenants that it shall use the Premises during the Term of this Lease solely for general office purposes and any other use not in violation of the then current certificate of occupancy or applicable zoning regulations (“Tenant’s Permitted Use”) and for no other purpose. For purposes of this Lease, the term “general office use” shall not include use as a school, college, university or educational institution of any type, use for any purposes which is not consistent with the operation of the Building as a first class office building, use as an recruitment or temporary help service or agency, or any use involving regular traffic by the general public.

6. Rent.

6.1 Base Rent. As rent for the Premises during each year of the Term, Tenant shall pay to Landlord an Annual Base Rent, in equal monthly installments, in advance on the first day of each calendar month during the Term, and without deduction, setoff or demand in accordance with the schedule set forth in Section 1.1.7 above. In addition to the Base Rent, if the Term should commence on a day other than the first day of a calendar month, Tenant shall pay to Landlord upon the Commencement Date, a sum equaling that percentage of the monthly rent installment which equals the percentage of such calendar month falling within the Term.

6.2 Definitions. For the purposes hereof, the following definitions shall apply:

6.2.1 “Property” shall mean the Building, the land upon which same is situated and all fixtures and equipment thereon or therein, all commonly owned or shared appurtenances, including but not limited to, parking areas, walkways, landscaping and utilities, whether located on the land upon which the Building is situated or elsewhere.

6.2.2 “Building Expenses” shall be all those expenses paid or incurred by Landlord in connection with the owning, maintaining, operating and repairing of the Property or any part thereof, in a manner deemed reasonable and necessary by Landlord and shall include, without limitation, the following:

6.2.2.1 All costs and expenses of operating, repairing, lighting, cleaning, and insuring (including liability for personal injury, death and property damage and workers’ compensation insurance covering personnel) the Property or any part thereof, as well as all costs incurred in removing snow, ice and debris therefrom and of policing and regulating traffic with respect thereto, and depreciation of all machinery and equipment used therein or thereon, replacing or repairing of pavement, parking areas, curbs, walkways, drainage, lighting facilities, landscaping (including replanting and replacing flowers and other planting);

6.2.2.2 Electricity, steam and fuel used in lighting, heating, ventilating and air conditioning and all costs, charges, and expenses incurred by Landlord in connection with any change of any company providing electricity service, including, without limitation, maintenance, repair, installation and service costs associated therewith, as well as all expenses associated with the installation of any energy or cost savings devices;

6.2.2.3 Maintenance and repair of mechanical and electrical equipment including heating, ventilating and air conditioning equipment;

6.2.2.4 Window cleaning and janitor service, including equipment, uniforms, and supplies and sundries;

6.2.2.5 Maintenance of elevators, stairways, rest rooms, lobbies, hallways and other Common Areas;

6.2.2.6 Repainting and redecoration of all Common Areas;

6.2.2.7 Repair and maintenance of the parking areas, including without limitation, the resurfacing and striping of said areas;

6.2.2.8 Sales or use taxes on supplies or services;

6.2.2.9 Management fees, wages, salaries and compensation of all persons engaged in the maintenance, operation or repair of the Property and the provision of amenities to all tenants in the Property (including Landlord’s share of all payroll taxes);

6.2.2.10 Accounting and engineering fees and expenses relating solely to the Building, except for those fees and expenses related to disputes with tenants or which are a result of and/or are based on Landlord’s negligence or other tortious conduct;

6.2.2.11 Costs and expenses that may result from compliance with any governmental laws or regulations that were not applicable to the Common Areas at the time same were originally constructed; and

6.2.2.12 All other expenses which under generally accepted accounting principles would be considered as an expense of maintaining, operating, or repairing the Property. Notwithstanding the foregoing, (x) all expenses (whether or not such expenses are enumerated on items 1 through 11 of this Section 6.2.2) which would be considered capital in nature under generally accepted accounting principles shall be excluded from “Building Expenses”, except to the extent the same is properly includible as amortization expense under generally accepted accounting principles (“Amortized Portion”) during the relevant accounting period and (y) with regard to any Lease Year, the inclusion of any capital expenditures in “Building Expenses” for such Lease Year shall be limited to the Amortized Portion. Notwithstanding the foregoing, the (i) depreciation or amortization of any discretionary capital expenditure or (ii) the continued depreciation or amortization of any costs relating to an asset or improvement taken out of service shall not be included in Building Expenses.

Notwithstanding the foregoing, the following items shall not be included in Building Expenses:

6.2.2.13 Taxes;

6.2.2.14 any expenses incurred in connection with placing or maintaining any mortgage or other financing or refinancing securing the Building; any payments of interest on and amortization of indebtedness of Landlord; and any financing and refinancing costs in respect of any indebtedness of Landlord, whether secured or unsecured, including legal and accounting fees and expenses, prepayment penalties and interest and amortization payments in connection therewith;

6.2.2.15 leasing commissions paid to agents of Landlord, other brokers or any other persons in connection with the leasing of premises in the Building or any portion of the Property;

6.2.2.16 expenses relating to leasing, improving or demolishing any tenant spaces in the Building (including the cost of tenant installations and decorations, workletters, allowances, leasing commissions, advertising or promotional expenses, costs of take-over or take back expenses with respect to tenant obligations under leases in other buildings, and concessions) or any other costs incurred in the leasing or sale of the Building or any portion thereof or the Property underlying the same, or any direct or indirect interest therein;

6.2.2.17 fixed rent, percentage rent and all other rent (except those items of rent which otherwise constitute Building Expenses or Taxes under this Lease) under superior leases, if any;

6.2.2.18 wages, salaries and benefits paid to any persons above the grade of property manager;

6.2.2.19 legal and accounting fees relating to, and disbursements, court costs and expenses incurred in connection with the preparation for, negotiation of, defending against or resolving of (in each instance whether through legal proceeding, audit or arbitration) (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Property or any part of either, (C) the negotiation or enforcement of leases, space leases, lease amendments, consents to assignments and subleases, or any modifications, renewals or surrenders thereof, or contracts of sale or mortgages, or (D) judgments, settlements or arbitrations resulting from any tort liability on the part of Landlord and the amounts of such judgments or settlements;

6.2.2.20 costs of services provided to other tenants of the Building on a “rent-inclusion” basis which are not provided to Tenant on such basis;

6.2.2.21 costs that are reimbursed out of insurance, warranty or condemnation proceeds, or which are reimbursed by any third parties, Tenant or other tenants other than pursuant to an expense escalation clause;

6.2.2.22 costs in the nature of penalties or fines, including, without limitation, fines and penalties incurred because of violations of legal requirements that arise by Landlord’s failure to maintain or operate the Building or any part thereof in compliance with such requirements, but excluding the costs of compliance, permits and approvals required to comply with such requirements in the ordinary course of the operation or maintenance of the Building (which excluded costs of compliance, permits and approvals shall be included in Building Expenses);

6.2.2.23 costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs;

6.2.2.24 allowances, concessions or other costs (inclusive of permits, licenses and inspections) and expenses of improving, renovating or decorating any demised or demisable space in the Building (including rental paid for or reimbursed to any tenant and any other consideration, incentive or amount paid or given to any tenant in consideration of moving into or out of the Building;

6.2.2.25 appraisal, advertising and promotional expenses;

6.2.2.26 the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, broadcasting, child care, auditorium, lodging or private dining facility, observatory, private balconies, rooftop decks or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional cost or on a subsidized basis consistent with other users; provided that, the costs of operating and maintaining any conference center shall be included in Building Expenses, except to the extent of any fees or charges paid by users of such conference center (which fees and charges shall offset such included costs and expenses of operating and maintaining such conference center);

6.2.2.27 any costs or expenses (including fines, interest, charges, penalties and legal fees) arising out of Landlord’s failure to timely pay any of its obligations, including, without limitation, Building Expenses or Taxes;

6.2.2.28 intentionally deleted;

6.2.2.29 costs incurred to remove, remedy, contain, or treat Hazardous Materials (as defined herein), which Hazardous Materials are brought into the Building or onto the Property after the Effective Date of this Lease by Landlord, any other tenant or subtenant of the Building or any third party (not acting on behalf of Tenant) and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Materials, in the state, and under the conditions, that it then existed in the Building or on the Property, would have then required the removal of such Hazardous Materials or other remedial or containment action with respect thereto;

6.2.2.30 expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Building, without charge;

6.2.2.31 costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;

6.2.2.32 any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or by others, provided that any commercially reasonable compensation paid to any concierge at the Building shall be includable as a Building Expense;

6.2.2.33 costs of third party non-tenant parties or events, which are not consented to by an authorized representative of Tenant;

6.2.2.34 any bad debt loss, rent loss, or reserves for bad debts or rent loss or any reserves of any kind;

6.2.2.35 overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Building to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

6.2.2.36 costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Building (which Building operational costs shall specifically include, but not be limited to, accounting costs associated with the operation of the Building); it being understood that costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee or tenant (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Building or the Property, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Building management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses shall be excluded from Building Expenses;

6.2.2.37 advertising and promotional expenditures, and the costs of promotional signs (and the reasonable allocation of utilities thereto), excluding the costs associated with building directories, general building signage and signage for equipment rooms and Common Areas, in or on the Building or the Property which identify other tenants or entities;

6.2.2.39 costs arising from charitable contributions made by Landlord, political contributions or dues to professional or lobbying associations;

6.2.2.40 costs associated with the acquisition and/or rental of sculptures, paintings and other objects of art;

6.2.2.41 entertainment and travel expenses incurred by Landlord, its employees, agents, partners and affiliates, other than local travel expenses incurred directly in connection with the operation, maintenance or repair of the Building or the Property;

6.2.2.42 costs incurred by Landlord in connection with the purchase of any flowers, balloons or any other types of gifts for any entity whatsoever, including, but not limited to, Tenant, other tenants, employees, vendors, contractors, prospective tenants or agents;

6.2.2.43 intentionally deleted;

6.2.2.44 the depreciation of the Building and other structures on the Real Property, and any other depreciation or amortization;

6.2.2.45 expenses incurred by Landlord for use of any portions of the Building to accommodate events including, but not limited to shows, promotions, kiosks, displays, filming, photography, private events or parties, ceremonies, and advertising beyond the normal expenses otherwise attributable to providing Building services, such as lighting and HVAC to such public portions of the Building in normal Building operations during Normal Business Hours (as defined herein);

6.2.2.46 costs arising from Landlord’s breach of this Lease, including, without limitation, breach of Landlord’s representations made hereunder;

6.2.2.47 costs of validated parking for Landlord’s visitors to the Building;

6.2.2.48 costs allocable to any facility other than the Building, except to the extent that such costs relate to both the Building and such other facility and such costs are reasonably allocated to reflect that portion thereof which relates to the Building;

6.2.2.49 the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building, unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on matters unrelated to operating and managing the Building;

6.2.2.50 costs in connection with the acquisition of air or development rights or any zoning or tax lot changes;

6.2.2.51 costs and expenses otherwise includable in Building Expenses, to the extent that Landlord is reimbursed by Tenant, other tenants or from other sources for such costs and expenses, other than as fixed rent or as additional rent for operating expense recoveries for the Building;

6.2.2.52 costs and expenses arising from the gross negligence or willful acts of Landlord, any affiliate of Landlord, or any such party’s agents, contractors, employees or representatives, and the cost of any judgment, settlement, or arbitration award resulting from any liability of Landlord and all expenses incurred in connection therewith;

6.2.2.53 costs of utilities directly metered to tenants of the Property and payable separately by such tenants; and, costs of overtime HVAC service provided to any other tenant of the Building; and

6.2.2.54 costs relating to withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act or similar law.

6.2.3 “Taxes” shall mean all real property taxes imposed on the Property including currently due installments of assessments, sewer rents, ad valorem charges, water rates, rents and charges, front foot benefit charges, and all other governmental impositions in the nature of any of the foregoing. Excluded from Taxes are (i) federal, state or local income taxes, (ii) franchise, gift, transfer, excise, capital stock, estate or inheritance taxes, and (iii) penalties or interest charged for late payment of Taxes. If at any time during the Term the method of taxation prevailing at the commencement of the Term shall be altered so as to cause the whole or any part of the items listed in the first sentence of this subparagraph to be levied, assessed or imposed, wholly or partly as a capital levy, or otherwise, on the rents received from the Building, wholly or partly in lieu of imposition of or in addition to the increase of taxes in the nature of real estate taxes issued against the Property, then the charge to Landlord resulting from such altered additional method of taxation shall be deemed to be within the definition of “Taxes.”

6.2.4 “Common Areas” shall mean those areas and facilities which may be from time to time furnished to the Building by Landlord for the non-exclusive general common use of tenants and other occupants of the Building, their officers, employees, and invitees, including (without limitation) the hallways, stairs, parking facilities including the garage, washrooms, and elevators.

6.2.5 “Lease Year” shall mean the first twelve (12) month period following the Commencement Date and each succeeding twelve (12) month period thereafter up to the end of the Term; provided, however, that if the Commencement Date shall occur on a day other than the first day of a calendar month, then the first Lease Year shall include that portion of a calendar month in which the Commencement Date occurs in addition to the first twelve (12) month period.

6.2.6 “Annual Statement” or “Annual Statements” shall refer to the written statement of amount due as sent by Landlord to Tenant on an annual basis relating to Building Expenses and/or Taxes.

6.3 Rent Adjustments for Taxes.

6.3.1 On or before July 31 of each Lease Year, Landlord shall total the Taxes for the preceding and shall allocate such Taxes to the Rentable Area of the Building in the following manner: Taxes for the foregoing calendar year shall be totaled and such total shall be divided by the total Rentable Area of the Building thereby deriving the “Cost of Taxes Per Square Foot” of rentable area.

6.3.2 For so long as the entire Rentable Area of the Building is subject to this Lease, Tenant shall be responsible for one hundred percent of the Cost of Taxes. Otherwise, Tenant shall pay to Landlord, as additional rent at the time such Taxes are due and payable, an amount equal to the Cost of Taxes Per Square Foot times the number of Rentable Area of the Premises. Any additional rent due Landlord under this Section shall be due and payable within thirty (30) days after Landlord shall have submitted the Annual Statement to Tenant showing the amount due. For Tenant’s obligation for such additional rent at the beginning or end of the Lease, see Section 6.5. Landlord may, in its discretion, make a reasonable estimate of such additional rent with respect to Taxes, and require Tenant to pay each month during such year  1/12 of such amount, at the time of payment of monthly installments of Base

Rent. In such event, Tenant shall pay, or Landlord shall refund or credit to Tenant’s account, any underpayment or overpayment of such additional rent within sixty (60) days of Landlord’s annual written statement of Taxes due. Tenant shall have the right to examine, at Tenant’s sole expense, Landlord’s records with respect to any such increases in additional rent; provided, however, that unless Tenant shall have given Landlord written notice of exception to any such statement within sixty (60) days after delivery thereof, the same shall be conclusive and binding on Tenant (subject to any subsequent reduction in Taxes). Failure of Landlord to provide the Annual Statement within the time prescribed will not relieve Tenant of its obligations under this Section 6.3; provided, however, that Tenant will have no obligation to pay its portion of any increase in Taxes until receipt of then Annual Statement from Landlord as described above.

All reasonable expenses incurred by Landlord (including attorneys’, appraisers’ and consultants’ fees, and other costs) in contesting any increase in Taxes or any increase in the assessment of the Property shall be included as an item of Taxes for the purpose of computing additional rent due hereunder. If any refunds are paid or credits made to Landlord for any Taxes for which Tenant has made any payment of additional rent pursuant to this Section 6.3.2, Landlord shall promptly thereafter refund to Tenant the amount that Tenant overpaid such additional rent after taking into account such refund or credit. The preceding sentence shall survive the termination or expiration of this Lease.

Tenant shall have the right to direct Landlord to appeal any assessment for Taxes hereunder, and Tenant shall have the right to approve any settlement pursuant to such appeal. If Tenant so directs Landlord to appeal any assessment for Taxes, Landlord shall promptly and timely commence such appeal and diligently pursue the same until such time as Tenant directs Landlord otherwise or such appeal has been either finally determined or settled.

6.4 Rent Adjustments for Building Expenses.

6.4.1 On or before April 30 of each Lease Year, Landlord shall compute the Building Expenses for such year and shall allocate such costs to the Rentable Area of the Building in the following manner: Building Expenses shall be totaled and such total shall be divided by the total Rentable Area of the Building thereby deriving the “Cost of Building Expenses Per Square Foot”.

6.4.2 For so long as the entire Rentable Area of the Building is subject to this Lease, Tenant shall be responsible for one hundred percent of the Cost of Building Expenses. Otherwise, Tenant shall pay to Landlord, as additional rent, an amount equal to the amount to the Cost of Building Expenses Per Square Foot times the number of square feet of Rentable Area of the Premises, as set forth in Section 1.1.4 above. If Tenant has reduced the size of the Premises, and if occupancy of the Building during any calendar year is less than ninety-five percent (95%), then Building Expenses for that calendar year shall be “grossed up” to that amount of Building Expenses that, using reasonable projections, would normally be expected to be incurred during the calendar year in question if the Building was ninety-five percent (95%) occupied during the applicable calendar year period, as determined under generally accepted accounting principles; it being understood that the written statement submitted to Tenant shall provide a reasonably detailed description of how the Building Expenses were grossed up and that only those component expenses that are affected by variations in occupancy levels shall be grossed up. Such additional rent shall be computed on a year-to-year basis. Any such additional rent shall be due within thirty (30) days after Landlord has submitted the Annual Statement to Tenant showing the amount due. Landlord may, in its discretion, make a reasonable estimate of such additional rent with respect to any calendar year, and require Tenant to pay each month during such year  1/12 of such amount, at the time of payment of monthly installments of Base Rent. In such event, Tenant shall pay, or Landlord shall refund or credit to Tenant’s account, any underpayment or overpayment of such additional rent within thirty (30) days after Landlord has submitted the Annual Statement of actual Building Expenses for the Calendar year. Notwithstanding anything to the contrary contained herein, Landlord shall use diligent efforts to keep Building Expenses at reasonable amounts, while maintaining the Building as a first class building. Tenant acknowledges that with regard to certain Building Expenses, some tenants may be paying various fees directly to the service provider (including, without limitation, janitorial services and electricity charges), in which event the computation of Building Expenses per rentable square foot for such items shall be determined by using the total rentable square footage of the Building reduced by the rentable square footage of the tenants who are paying such fees directly to the service provider. Failure of Landlord to provide the Annual Statement within the time prescribed will not relieve Tenant of its obligations under this Section 6.4; provided, however, that Tenant will have no obligation to pay its portion of any increase in Building Expenses until receipt of the Annual Statement from Landlord as described above.

6.5 Tenant’s Right to Review Books and Records. If Tenant disputes any amounts set forth in either of the Annual Statement, Tenant shall have the right to notify Landlord in writing, not later than sixty (60) days following receipt of the relevant Annual Statement(s), that it disputes such Annual Statement(s) and that it intends to audit Landlord’s books and records in respect to the calendar year which is the subject of the Annual Statements (the “Audit Notice”). If Tenant fails to give Landlord the Audit Notice on or before such sixty (60) day period, the Annual Statements for the applicable calendar year shall be final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. If Tenant gives Landlord the Audit Notice in a timely manner, Tenant must commence such audit within thirty (30) days after the Audit Notice is delivered to Landlord, and the audit must be completed within one hundred twenty (120) days after the Audit Notice is delivered to Landlord. If Tenant does not commence and complete the audit within such periods, the Annual Statements that Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. Such audit shall be conducted by a nationally or regionally recognized independent certified public accountant or other certified public accountant mutually selected by Tenant and reasonably acceptable to Landlord. The audit shall take place at the offices of Landlord where its books and records are located at a mutually convenient time during Landlord’s regular business hours. The accountant conducting the audit shall be compensated by Tenant on an hourly or flat fee basis and shall not in any manner be compensated based upon a percentage of overcharges it discovers or on any other contingency fee basis. No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not the tenant under the Lease. Each of the parties agrees that the results of any audit under this Section 6.5 shall be kept strictly confidential by it and shall not be disclosed to any other person or entity (other than such party’s accountants, attorneys and advisors), except in connection with the pursuit of remedies hereunder or as required by law. The time frames hereunder shall be extended for Landlord delays and force majeure delays. Any overpayments by Tenant shall be credited or refunded as provided herein, and any underpayments shall be paid to Landlord. If any such audit discloses a liability for Tenant’s proportionate share of Building Expenses for either such calendar year which is less than ninety-five (95%) of that amount which Landlord has attributed to Tenant for such calendar year, Landlord shall, in addition to the refund of such excess, pay to Tenant the reasonable cost of such audit for such calendar year

6.6 Additional Rent Payments. Tenant’s obligation to pay any additional rent accruing during the Term pursuant to Sections 6.3 and 6.4 hereof shall apply pro rata to the proportionate part of a calendar year as to Taxes and Building Expenses, in which this Lease ends, for the portion of each such year during which this Lease is in effect. Such obligation to make payments of such additional rent shall survive the expiration or sooner termination of the Term.

6.7 Payments. All payments or installments of any rent hereunder and all sums whatsoever due under this Lease (including but not limited to court costs and attorneys’ fees) shall be deemed rent and shall be paid to Landlord at the address designated by Landlord. If, after the first two of any such events during any twelve (12) month period , any amount of Annual Base Rent or additional rent shall remain unpaid for five (5) business days after such payment becomes due, Tenant shall pay Landlord a late charge equal to the greater of (i) $35.00 and (ii) five percent (5%) of the such overdue amount to partially compensate Landlord for its administrative costs in connection with such overdue payment; which administrative costs Tenant expressly acknowledges are reasonable and do not constitute a penalty. In addition, such overdue amounts shall bear interest at the lesser of 12% per annum and the maximum allowable legal rate applicable to Tenant) (the “Default Rate”) until paid. Additionally, if any of Tenant’s checks for payment of rent or additional rent are returned to Landlord for insufficient funds, Tenant shall pay to Landlord as additional rent the greater of (i) $50.00 or (ii) the amount of actual charges incurred by Landlord, for each such check returned for insufficient funds, and if two or more of Tenant’s checks in payment of rent or additional rent due hereunder are returned for insufficient funds in any calendar year, Landlord reserves the right upon ten (10) days advance written notice to Tenant to thereafter require Tenant to pay all rent and additional rent and other sums whatsoever due under this Lease in cash, by money order or by certified check or cashier’s check.

7. Requirements of Applicable Law. From and after the Commencement Date, Landlord, at its sole cost and expense, shall comply promptly with all applicable laws, ordinances, rules and regulations of governmental authorities having jurisdiction over the Property (“Applicable Laws”) now in force or which may hereafter be in force, which impose any duty upon Landlord or Tenant with respect to the general use, occupancy or alteration of the Premises or any part thereof and for the prevention of fires; provided, however, that Tenant, at its sole cost and expense, shall thereafter comply promptly with all Applicable Laws now in force or which may hereafter be in force, which impose any duty upon Landlord or Tenant on account of the particular manner of use of the Premises by Tenant.

8. Certificate of Occupancy. Subject to the provisions of Sections 7 and 9, Tenant shall not use or occupy the Premises in violation of any certificate of occupancy, permit, or other governmental consent issued for the Building. Subject to the provisions of Section 9 below, if any governmental authority, after the commencement of the Term, shall contend or declare that the Premises are being used for a purpose which is in violation of such certificate of occupancy, permit, or consent, then Tenant shall, upon five (5) days’ notice from Landlord, immediately discontinue such use of the Premises. Subject to the provisions of Section 9 below, if thereafter the governmental authority asserting such violation commences or continues criminal proceedings against Landlord for Tenant’s failure to discontinue such use, in addition to any and all rights, privileges and remedies given to Landlord under this Lease for default therein, Landlord shall have the right to terminate this Lease forthwith. Tenant shall indemnify and hold Landlord harmless of and from any and all liability for any such violation or violations by Tenant.

9. Contest-Statute, Ordinance, Etc. Tenant may, after notice to Landlord, by appropriate proceedings conducted promptly at Tenant’s own expense in Tenant’s name and whenever necessary in Landlord’s name, contest in good faith the validity or enforcement of any such statute, ordinance, law, order, regulation or requirement and may similarly contest any assertion of violation of any certificate of occupancy, permit, or any consent issued for the Building. Tenant may, pending such contest, defer compliance therewith if, in the opinion of counsel for Landlord, such deferral shall not subject either Landlord or the Premises or the Property (or any part thereof) to any penalty, fine or forfeiture, and if Tenant shall post a bond with corporate surety approved by Landlord sufficient, in Landlord’s opinion, fully to indemnify Landlord from loss.

10. Tenant’s Improvements. Tenant shall have the right to make such non-structural improvements to the Premises as it may deem necessary at its sole cost and expense. Tenant shall not make any alterations, installations, additions or improvements to the Premises, including but not limited to the installation of any fixtures, the cost of which exceeds the greater of (1) Five Dollars ($5.00) per square foot of the area being altered and (2) $125,000 per calendar year (increased by three and one-half percent (3.5%) each Lease Year), without Landlord’s prior written consent (such consent not to be unreasonably conditioned, delayed or withheld), and then only by contractors or mechanics employed or reasonably approved by Landlord and provided that Landlord is given plans and CADD drawings for such alterations. All such work, alterations, decorations, installations, additions or improvements shall be done at Tenant’s sole expense and at such times and in such manner as Landlord may from time to time reasonably designate. Landlord agrees to respond to Tenant’s written request for approval of the plans and specifications for any such alterations requiring Landlord’s approval within ten (10) days after delivery of the same. Landlord’s response for Tenant’s request for approval of the plans and specifications shall be in writing and, if Landlord withholds its consent to any such alterations described in any such plans and specifications, Landlord shall specify the basis for such disapproval, and Landlord will use reasonable efforts to include (but in no event shall Landlord be obligated to provide) changes to Tenant’s plans and specifications which would be required to obtain Landlord’s approval. If Landlord fails to approve or disapprove the plans and specifications submitted by Tenant within such ten (10) day period, Tenant shall provide Landlord with a second written request for approval (a “Follow-Up Request”) that specifically identifies the applicable plans and specifications and contains the following statement in bold and capital letters: “THIS IS A FOLLOW-UP REQUEST FOR APPROVAL OF PLANS PURSUANT TO THE PROVISIONS OF SECTION 10 OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE PLANS DESCRIBED HEREIN, AND TENANT MAY, SUBJECT TO THE PROVISIONS OF THE LEASE, COMMENCE THE ALTERATIONS DESCRIBED IN THE PLANS.” If Landlord fails to respond to such Follow-Up Request within five (5) Business Days after receipt by Landlord of the Follow-Up Request, the plans and specifications in question shall be deemed approved by Landlord, and Tenant may, subject to the other terms of this Lease, commence such alterations described therein. If Landlord timely delivers to Tenant notice of Landlord’s disapproval of any plans and specifications, Tenant may revise Tenant’s plans and specifications and resubmit such plans and specifications to Landlord; in such event, the scope of Landlord’s review of such plans and specifications shall be limited to Tenant’s correction of the items in which Landlord had previously objected in writing. Landlord’s consent to and/or approval of Tenant’s plans and specifications for the aforesaid improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All alterations, decorations, installations, additions or improvements made by either of the parties hereto upon the Premises, except movable office furniture put in at the expense of Tenant and other items as mutually agreed upon in writing, shall be the property of Landlord and shall remain upon and be surrendered with the Premises at the termination of this Lease without molestation or injury. If Tenant fails to remove any such furniture or other personal property, Landlord shall have the right, but not the obligation, to remove and dispose of such items, and restore the Premises accordingly and Tenant shall reimburse Landlord for the costs of such removal, disposal and restoration within thirty (30) days after receipt of an invoice therefore, together with interest at the Default Rate if not paid within said 30 day period.

11. Repairs and Maintenance.

11.1 Tenant’s Care of the Premises and Building. Except as set forth in Section 11.5 below, during the Term Tenant shall:

(i) keep the interior of the Premises and the fixtures, appurtenances and improvements therein (other than roof, foundation, exterior walls, windows and the Building Systems, as hereinafter defined) in good order and condition, ordinary wear and tear excepted;

(ii) make repairs and replacements to the Premises required because of Tenant’s misuse or negligence, except to the extent that the repairs or replacements are covered by Landlord’s insurance as required hereunder;

(iii) repair and replace special equipment or decorative treatments installed by or at Tenant’s request and that serve the Premises only, except to the extent the repairs or replacements are needed because of Landlord’s misuse or negligence, and are not covered by Tenant’s insurance as required hereunder;

(iv) pay for all damage to the Building, its fixtures and appurtenances, as well as all damages sustained by Tenant or occupants of the Building due to any waste, misuse or neglect of the Premises, its fixtures and appurtenances by Tenant, except to the extent that the repair of such damage is covered by Landlord’s insurance as required hereunder to the extent that Landlord actually receives proceeds therefrom or would have been covered had Landlord maintained the insurance required hereunder; and

(v) not commit waste.

In addition Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area, which such floor was designed to carry and which may be allowed under Applicable Laws. Landlord reserves the right to prescribe the weight and position of all heavy equipment brought onto the Premises and prescribe any reinforcing required under the circumstances, all such reinforcing to be at Tenant’s expense.

11.2 Landlord’s Repairs. Except as set forth in Section 11.5 below and except for the repairs and replacements that Tenant is required to make pursuant to Section 11.1 above, Landlord shall make all other repairs and replacements to the Premises, Common Areas and Building as shall be reasonably deemed necessary to maintain the Building in a condition comparable to other first class suburban office buildings in the Colorado Springs, Colorado area. This maintenance shall include the roof, foundation, exterior walls, windows, interior structural walls, all structural components, and all systems such as mechanical, electrical, multi-tenant HVAC, if applicable, and plumbing, (the “Building Systems”), provided that Building Systems shall expressly exclude any supplementary HVAC units or other electrical equipment installed by Tenant. The cost of such repairs shall be deemed a part of Building Expenses, provided, however, that, for the avoidance of doubt, any such costs of all of such repairs which would be considered capital in nature under generally accepted accounting principles shall be paid by Landlord. There shall be no allowance to Tenant for a diminution of rental value, no abatement of rent, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making any repairs or performing maintenance as provided for herein.

11.3 Time for Repairs. Repairs or replacements required pursuant to Section 11.1 and 11.2 above shall be made within a reasonable time (depending on the nature of the repair or replacement needed - generally no more than fifteen (15) days) after receiving notice or having actual knowledge of the need for a repair or replacement.

11.4 Surrender of the Premises. Upon the termination of this Lease, without the need for prior notice from Landlord, Tenant shall surrender the Premises to Landlord in the same broom clean condition that the Premises were in on the Commencement Date except for:

(i) ordinary wear and tear;

(ii) damage by the elements, fire, and other casualty unless Tenant would be required to repair under the provisions of this Lease;

(iii) damage arising from any cause not required to be repaired or replaced by Tenant; and

(iv) alterations as permitted by this Lease unless consent was conditioned on their removal.

On surrender, Tenant shall remove from the Premises its personal property, trade fixtures and any alterations required to be removed pursuant to the terms of this Lease and repair any damage to the Premises caused by this removal. Any items not removed by Tenant as required above shall be considered abandoned. Landlord may dispose of abandoned items as Landlord chooses and bill Tenant for the cost of their disposal.

11.5 Responsibility for the Cost of Certain Repairs and Maintenance. Notwithstanding anything in the contrary in this Section 11 or otherwise in this Lease, from and after the date hereof to and including the nine-month anniversary of the date hereof, while Landlord shall be responsible for the performance such obligations, Tenant shall be fully responsible for the cost of any of the obligations of Landlord under Section 11.2 above. Landlord shall submit a reasonably detailed invoice for any such costs to Tenant, and Tenant shall reimburse Landlord within thirty (30) days thereof.

12. Conduct on Premises. Tenant shall not do, or permit anything to be done in the Premises, or bring or keep anything therein which shall, in any way, increase the rate of fire insurance on the Building, or invalidate or conflict with the fire insurance policies on the Building, fixtures or on property kept therein, or obstruct or interfere with the rights of Landlord or of other tenants, or in any other way injure or annoy Landlord or the other tenants, or subject Landlord to any liability for injury to persons or damage to property, or interfere with the good order of the Building, or conflict with Applicable Laws, or the Colorado Fire Underwriters Rating Bureau. Tenant agrees that any increase of fire insurance premiums on the Building or contents caused by the occupancy of Tenant and any expense or cost incurred in consequence of negligence or carelessness or the willful action of Tenant, Tenant’s employees, agents, servants, or invitees shall, as they accrue be added to the rent heretofore reserved and be paid as a part thereof; and Landlord shall have all the rights and remedies for the collection of same as are conferred upon Landlord for the collection of rent provided to be paid pursuant to the terms of this Lease.

13. Insurance.

13.1 Tenant’s Insurance. Tenant shall keep in force at its own expense, so long as this Lease remains in effect, (a) public liability insurance, including insurance against assumed or contractual liability under this Lease, with respect to the Premises, to afford protection with limits, per person and for each occurrence, of not less than Two Million Dollars ($2,000,000), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for only a reasonable deductible, (b) all-risk property and casualty insurance, including theft, written at replacement cost value and with replacement cost endorsement, covering all of Tenant’s personal property in the Premises and all improvements installed in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 10, or otherwise, such insurance to provide for only a reasonable deductible, (c) if, and to the extent, required by law, workmen’s compensation or similar insurance offering statutory coverage and containing statutory limits (d) insurance covering all plate and other interior glass in the Premises for and in the name of Landlord and (e) business interruption insurance in an amount sufficient to reimburse Tenant for loss of earnings attributable to prevention of access to the Building or the Premises for a period of at least twelve (12) months. Such policies shall be maintained with companies and in form reasonably acceptable to Landlord and shall be written as primary policy coverage and not contributing with, or in excess of, any coverage which Landlord shall carry. Tenant shall deposit the policy or policies of such required insurance or certificates thereof with Landlord prior to the Commencement Date, which policies shall name Landlord or its designee and, at the request of Landlord, its mortgagees, as additional insured and shall also contain a provision stating that such policy or policies shall not be canceled except after thirty (30) days’ written notice to Landlord or its designees. All such policies of insurance shall be effective as of the date Tenant occupies the Premises and shall be maintained in force at all times during the Term of this Lease and all other times during which Tenant shall occupy the Premises. In addition to the foregoing insurance coverage, Tenant shall require any contractor retained by it to perform work on the Premises to carry and maintain, at no expense to Landlord, during such times as contractor is working in the Premises, a non-deductible (i) comprehensive general liability insurance policy, including, but not limited to, contractor’s liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor’s protective liability coverage, to afford protection with limits per person and for each occurrence, of not less than Two Hundred Thousand Dollars ($200,000.00), combined single limit, with respect to personal injury and death and property damage, such insurance to provide for no deductible, and (ii) workmen’s compensation insurance or similar insurance in form and amounts as required by law. In the event of damage to or destruction of the Premises and the termination of this Lease by Landlord pursuant to Section 18 herein, Tenant agrees that it shall pay Landlord all of its insurance proceeds relating to improvements made in the Premises by or on behalf of Tenant whether pursuant to the terms of Section 10, or otherwise. If Tenant fails to comply with its covenants made in this Section, if such insurance would terminate or if Landlord has reason to believe such insurance is about to be terminated, Landlord may at its option cause such insurance as it in its sole judgment deems necessary to be issued, and in such event Tenant agrees to pay promptly upon Landlord’s demand, as additional rent the premiums for such insurance.

13.2 Landlord’s Insurance. Landlord shall keep in force at its own expense (a) contractual and comprehensive general liability insurance, including public liability and property damage, with a minimum combined single limit of liability of Five Million Dollars ($5,000,000.00) for personal injuries or death of persons occurring in or about the Building and Premises, and (b) all-risk property and casualty insurance written at replacement cost value covering the Building and all of Landlord’s improvements in and about same.

13.3 Waiver of Subrogation. Each party hereto waives claims arising in any manner in its favor and against the other party and agrees that neither party hereto shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to the Building, the Premises or other tangible property, or any resulting loss of income, or losses under worker’s compensation laws and benefits, or against liability on or about the Building, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees if any such loss or damage is covered by insurance benefiting the party suffering such loss or damage as was required to be covered by insurance carried pursuant to this Lease. Landlord shall cause each insurance policy carried by it insuring against liability on or about the Building or insuring the Premises and the Building or income resulting therefrom against loss by fire or any of the casualties covered by the all-risk insurance carried by it hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Tenant in connection with any loss or damage covered by such policies. Tenant shall cause each insurance policy carried by it insuring against liability or insuring the Premises (including the contents thereof and Tenant’s Improvements installed therein by Tenant or on its behalf) against loss by fire or any of the casualties covered by the all-risk insurance required hereunder to be written in such a manner as to provide that the insurer waives all right of recovery by way of subrogation against Landlord in connection with any loss or damage covered by such policies.

14. Rules and Regulations. If the Building becomes multi-tenanted building, Tenant shall be bound by the rules and regulations set forth on the schedule attached hereto as Exhibit “B” and made a part hereof. Landlord shall have the right, from time to time, to issue additional or amended rules and regulations regarding the use of the Building, so long as the rules shall be reasonable, non-discriminatory between tenants and do not materially interfere with Tenant’s use of the Premises as contemplated by this Lease. When so issued the same shall be considered a part of this Lease and Tenant covenants that the additional or amended rules and regulations shall likewise be faithfully observed by Tenant, the employees of Tenant and all persons invited by Tenant into the Building, provided, that the additional or amended rules are made applicable to all office tenants similarly situated as Tenant. Landlord shall not be liable to Tenant for the violation of any of the rules and regulations, or the breach of any covenant or condition in any lease, by any other tenant in the Building.

15. Mechanics’ Liens. Tenant shall not do or suffer to be done any act, matter or thing whereby Tenant’s interest in the Premises, or any part thereof, may be encumbered by any mechanics’ lien. Tenant shall discharge or bond off, within ten (10) days after the date of filing, any mechanics’ liens filed against Tenant’s interest in the Premises, or any part thereof, purporting to be for labor or material furnished or to be furnished to Tenant. Landlord shall not be liable for any labor or materials furnished or to be furnished to Tenant upon credit, and no mechanics’ or other lien for labor or materials shall attach to or affect the reversionary or other estate or interest of Landlord in and to the Premises, or the Property.

16. Failure to Repair. In the event that Tenant fails after reasonable prior written notice from Landlord, to keep the Premises in a good state of condition and repair pursuant to Section 11 above, or to do any act or make any payment required under this Lease or otherwise fails to comply herewith, Landlord may, at its option (but without being obliged to do so) immediately, or at any time thereafter and without notice, perform the same for the account of Tenant, including the right to enter upon the Premises at all reasonable hours to make such repairs, or do any act or make any payment or compliance which Tenant has failed to do, and upon demand, Tenant shall reimburse Landlord for any such expense incurred by Landlord including but not limited to any costs, damages and reasonable counsel fees. Any moneys expended by Landlord, as aforesaid, shall be deemed additional rent, collectible as such by Landlord. All rights given to Landlord in this Section shall be in addition to any other right or remedy of Landlord herein contained.

If at any time or times Landlord shall be in default in the performance or observance of any of its covenants, agreements or undertakings provided in this Lease, and if Landlord shall not cure or remedy such default within thirty (30) days after Tenant gives written notice thereof (or such shorter timeframe as is reasonable in the event of an emergency) to Landlord, or, if such default cannot reasonably be cured and remedied within thirty (30) days, if Landlord shall not commence in good faith to cure and remedy such default within thirty (30) days after receipt of such notice from Tenant and continue with due diligence until such default is cured and remedied, then Tenant shall provide Landlord with written notice notifying Landlord of the failed obligation, which notice shall set forth in bold type “If Landlord shall fail to commence cure within five (5) business days after receipt of this notice, Tenant shall pursuant to the terms of the Lease, be permitted to commence and complete such cure on Landlord’s behalf and charge Landlord for such cure.” Such notice shall set forth Tenant’s intended action, which such action shall be only that action which in Tenant’s good faith judgment is reasonably appropriate to cure and remedy such default by Landlord. If Landlord shall thereafter fail to commence such cure, Tenant may, take such action as is indicated in the second notice required above, and Landlord shall, within thirty (30) days after receipt of demand therefor, pay to Tenant an amount equal to all reasonable costs and expenses incurred by Tenant in so curing and remedying such default. If Landlord fails to pay Tenant within the 30-day period, Tenant shall be permitted to offset the amount due against Base Rent after obtain a judgment in its favor from an adjudicatory body.

17. Property — Loss, Damage. Landlord, its agents and employees shall not be liable to Tenant for (i) any damage or loss of property of Tenant placed in the custody of persons employed to provide services for or stored in or about the Premises and/or the Building, unless such damage or loss is the result of the negligence of Landlord, (ii) any injury or damage to persons, property or the business of Tenant resulting from a latent defect in or material change in the condition of the Building, and (iii) interference with the light, air, or other incorporeal hereditaments of the Premises.

18. Destruction — Fire or Other Casualty. In case of partial damage to the Premises by fire or other casualty insured against by Landlord, Tenant shall give immediate notice thereof to Landlord, who shall thereupon cause damage to all property owned by it to be repaired with reasonable speed at the expense of Landlord, due allowance being made for reasonable delay which may arise by reason of adjustment of loss under insurance policies on the part of Landlord and/or Tenant, and for reasonable delay on account of “labor troubles” or any other cause beyond Landlord’s control, and to the extent that the Premises (or any part of the Premises) are rendered untenantable the rent shall abate from the date of such casualty (in the case that only a part of the Premises is so affected, in proportion to the area of such part of the Premises to the area of the entire Premises). In the event the damage shall be so extensive to the whole Building as to render it uneconomical, in Landlord’s opinion, to restore for its present uses and Landlord shall decide not to repair or rebuild the Building, this Lease, at the option of Landlord, shall be terminated upon written notice to Tenant and the rent shall, in such event, be paid to or adjusted as of the date of such damage, and the terms of this Lease shall expire by lapse of time and conditional limitation upon the third day after such notice is mailed, and Tenant shall thereupon vacate the Premises and surrender the same to Landlord, but no such termination shall release Tenant from any liability to Landlord arising from such damage or from any breach of the obligations imposed on Tenant hereunder, or from any obligations accrued hereunder prior to such termination. In addition, in the event that (a) Landlord fails to notify Tenant of the estimated time to complete the restoration within thirty (30) days after the casualty, (b) Landlord estimates that its repairs will take more than one hundred eighty (180) days for any areas of the Premises, or (c) Tenant is actually deprived of the use of all or any substantial portion of the Premises for a period in excess of one hundred eighty (180) days, Tenant shall have the right, by written notice to Landlord to terminate the Lease as of the date of the casualty, provided that Tenant gives its notice within forty-five (45) days after the date of the casualty in the case of subparagraph (a) above, within forty-five

(45) days after receipt of Landlord’s notice of the estimated time to complete the restoration or repair in the case of subparagraph (b) above, or within forty-five (45) days after failing to meet the deadline set forth in subparagraph (c) above.

19. Eminent Domain. If (1) the whole or more than ten percent (10%) of the floor area of the Premises shall be taken or condemned by Eminent Domain for any public or quasi-public use or purpose (or rendered untenantable by such a taking or condemnation), and either party shall elect, by giving written notice to the other, or (2) more than fifty percent (50%) of the floor area of the Building shall be so taken, and Landlord shall elect, in its sole discretion, by giving written notice to Tenant, any written notice to be given not more than sixty (60) days after the date on which title shall vest in such condemnation proceeding, to terminate this Lease, then, in either such event, the Term of this Lease shall cease and terminate as of the date of title vesting. In the case of any taking or condemnation where the Term of this Lease shall not cease and terminate, to the extent that the Premises (or any part of the Premises) are taken or condemned, or rendered untenantable by such taking or condemnation, the rent shall abate from the date of such taking or condemnation (in the case that only a part of the Premises is so affected, in proportion to the area of such part of the Premises to the area of the entire Premises). In case of any taking or condemnation, whether or not the Term of this Lease shall cease and terminate, the entire award shall be the property of Landlord, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award, except that Tenant shall be entitled to claim, prove and receive in the proceedings such awards as may be allowed for moving expenses, loss of profit and fixtures and other equipment installed by it which shall not, under the terms of this Lease, be or become the property of Landlord at the termination hereof, but only if such awards shall be made by the condemnation, court or other authority in addition to, and be stated separately from, the award made by it for the Property or part thereof so taken.

20. Assignment. (a) So long as an Event of Default does not then exist, and further provided that Tenant has fully and faithfully performed all of the terms and conditions of this Lease, Landlord shall not unreasonably withhold, condition or delay its consent to an assignment of this Lease or sublease of the Premises for any of the then remaining portion of the unexpired Term provided: (i) in the event of an assignment, assignee (and all other entities or persons to be obligated pursuant to such assignment) can be reasonably expected to be able to assume Tenant’s financial obligations hereunder, in Landlord’s reasonable judgment; (ii) in the event of an assignment, such assignee shall assume in writing all of Tenant’s obligations under this Lease; (iii) in the event of a sublease, such sublease shall in all respects be subject to and in conformance with the terms of this Lease; and (iv) in all events Tenant continues to remain liable and the Guaranty remains in place on this Lease for the performance of all terms, including but not limited to, payment of all rent due hereunder. Landlord and Tenant acknowledge and agree that it shall not be unreasonable for Landlord to withhold its consent to an assignment if in Landlord’s reasonable discretion, the assignee lacks sufficient business experience or net worth to successfully operate its business within the Premises in accordance with the terms, covenants and conditions of this Lease. If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may, after the occurrence and during the continuance of an Event of Default by Tenant, collect rent from the assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved, but no such collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further observance and performance by Tenant of the covenants herein contained. No assignment or sublease, regardless of whether Landlord’s consent has been granted or withheld, shall be deemed to release Tenant from any of its obligations nor shall the same be deemed to release any person or entity guaranteeing the obligations of Tenant hereunder from their obligations as guarantor. Landlord’s acceptance of any name submitted by Tenant, an agent of Tenant, or anyone acting by, through or under Tenant for the purpose of being listed on the Building directory will not be deemed, nor will it substitute for, Landlord’s consent, as required by this Lease, to any sublease, assignment, or other occupancy of the Premises by anyone other than Tenant or Tenant’s employees. Fifty percent (50%) of any profit or additional consideration or rent in excess of the Base Rent or additional rent payable by Tenant hereunder (and net of any actual out-of-pocket costs of such sublease or assignment, including, without limitation, construction allowances, commissions, free rent, and other concessions or premiums, and reasonable legal fees,) which is payable to Tenant as a result of any assignment or subletting (except for any assignment or subletting that is permitted without the consent or approval of Landlord pursuant to Section 20(b) below) shall be paid to Landlord as additional rent when received by Tenant. All the foregoing notwithstanding, Tenant shall not enter into any lease, sublease, license, concession or other agreement for the use, occupancy or utilization of the Premises or any portion thereof, which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person or entity from the property leased, used, occupied or utilized. Any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use or occupancy of any part of the Premises. Any consent by Landlord hereunder shall not constitute a waiver of strict future compliance by Tenant with the provisions of this Section 20. In no event shall the proposed assignee or sublessee be occupying other space in the Building, nor shall it be a prospective tenant either then negotiating with Landlord or has negotiated with Landlord for premises within the prior six (6) month period, unless there is no comparable space then available for lease in the Building.

(b) Notwithstanding the foregoing, without the consent and approval of Landlord, Tenant shall have the right to (i) assign this Lease or sublease the Premises or any portion thereof (however, Tenant shall provide ten (10) days’ prior written notice thereof along with a true and complete copy of the sublease or assignment document) to any subsidiary or affiliate of Tenant, (ii) assign this Lease or sublease the Premises in the event of a merger or a sale of all or substantially all of the Tenant’s assets, and in any event shall notify Landlord in writing within thirty (30) days of the effective date of such assignment or sublease. For the purposes hereof, “affiliate” shall mean an entity or individual that controls, is controlled by or is under the common control with Tenant. Tenant shall remain liable under the terms hereof if Tenant exercises its rights under this paragraph to the extent it survives such corporate event. Nothing herein shall be deemed to prohibit the occupancy of the Premises by one or more Business Relationship Entities, provided that any such Business Relationship Entities shall not occupy more than 10% of the Rentable Area of the Premises at any one time. The term “Business Relationship Entities” shall mean any (i) Persons actively engaged in providing services to Tenant or any affiliate of Tenant and (ii) any attorneys, consultants and other Persons with which Tenant has an active business relationship.

21. Default; Remedies; Bankruptcy of Tenant. Any one or more of the following events shall constitute an “Event of Default” hereunder, at Landlord’s election: (a) the sale of Tenant’s interest in the Premises under attachment, execution or similar legal process or, the adjudication of Tenant as a bankrupt or insolvent, unless such adjudication is vacated within sixty (60) days; (b) the filing of a voluntary petition proposing the adjudication of Tenant (or any guarantor of Tenant’s obligations hereunder) as a bankrupt or insolvent, or the reorganization of Tenant (or any such guarantor), or an arrangement by Tenant (or any such guarantor) with its creditors, whether pursuant to the Federal Bankruptcy Code or any similar federal or state proceeding, unless such petition is filed by a party other than Tenant (or any such guarantor) and is withdrawn or dismissed within sixty (60) days after the date of its filing; (c) the admission, in writing, by Tenant (or any such guarantor) of its inability to pay its debts when due; (d) the appointment of a receiver or trustee for the business or property of Tenant (or any such guarantor), unless such appointment is vacated within sixty (60) days of its entry; (e) the making by Tenant (or any such guarantor) of an assignment for the benefit of its creditors, or if, in any other manner, Tenant’s interest in this Lease shall pass to another by operation of law; (f) the failure of Tenant to pay any rent, additional rent or other sum of money when due and such failure continues for a period of ten (10) days after receipt of written notice that the same is past due hereunder; (g) if Tenant fails to pay any rent or additional rent when due after Landlord shall have given Tenant written notice with respect to such non-payment more than twice in any twelve (12) month period as provided in subsection (f) above;; (h) Tenant shall abandon the Premises which shall continue for sixty (60) days after the giving of notice thereof by Landlord; (i) the default by Tenant in the performance or observance of any covenant or agreement of this Lease (other than a default involving the payment of money), which default is not cured within thirty (30) days after the giving of notice thereof by Landlord, unless such default is of such nature that it cannot be cured within such thirty (30) day period, in which case no Event of Default shall occur so long as Tenant shall commence the curing of the default within such thirty (30) day period and shall thereafter diligently prosecute the curing of same and (j) failure to make any Restriction Payment pursuant to the terms of the Agreement of Sale dated the date hereof, between Landlord and Tenant, and such failure continues for a period of ten (10) days after receipt of written notice that the same is past due hereunder.

Upon the occurrence and continuance of an Event of Default, Landlord, with such notice to Tenant as provided for by law or as expressly provided for herein, may do any one or more of the following: (a) sell, at public or private sale, all or any part of the goods, chattels, fixtures and other personal property belonging to Tenant which are or may be put into the Premises during the Term, whether or not exempt from sale under execution or attachment (it being agreed that the property shall at all times be bound with a lien in favor of Landlord and shall be chargeable for all rent and for the fulfillment of the other covenants and agreements herein contained), and apply the proceeds of such sale, first, to the payment of all costs and expenses of conducting the sale or caring for or storing the property; second, toward the payment of any indebtedness, including, without limitation, indebtedness for rent, which may be or may become due from Tenant to Landlord; and third, to pay Tenant, on demand in writing, any surplus remaining after all indebtedness of Tenant to Landlord has been fully paid; (b) perform, on behalf and at the expense of Tenant, any obligation of Tenant under this Lease which Tenant has failed to perform and of which Landlord shall have given Tenant notice, the cost of which performance by Landlord, together, with interest thereon at the rate of twelve percent (12%) per annum, from the date of such expenditure, shall be deemed additional rent and shall be payable by Tenant to Landlord upon demand; (c) elect to terminate this Lease and the tenancy created hereby by giving notice of such election to Tenant in which event Tenant shall be liable for Base Rent, additional rent, and other indebtedness that otherwise would have been payable by Tenant during the remainder of the Term had there been no Event of Default, and on notice reenter the Premises, by summary proceedings or otherwise, and remove Tenant and all other persons and property from the Premises, and store such property in a public warehouse or elsewhere at the cost and for the account of Tenant, without resort to legal process and without Landlord being deemed guilty of trespass or becoming liable for any loss or damage occasioned thereby; and also the right, but not the obligation, to re-let the Premises for any unexpired balance of the Term, and collect the rent therefor. In the event of such re-letting by Landlord, the re-letting shall be on such terms, conditions and rental as Landlord may deem proper, and the proceeds that may be collected from the same, less the expense of re-letting (including reasonable leasing fees and commissions and reasonable costs of renovating the Premises), shall be applied upon Tenant’s rental obligation as set forth in this Lease for the unexpired portion of the Term. Tenant shall be liable for any balance that may be due under this Lease, although Tenant shall have no further right of possession of the Premises; and (d) exercise any other legal or equitable right or remedy which it may have at law or in equity. Notwithstanding the provisions of clause (b) above and regardless of whether an Event of Default shall have occurred, Landlord may exercise the remedy described in clause (b) without any notice to Tenant if Landlord, in its good faith judgment, believes it would be materially injured by the failure to take rapid action, or if the unperformed obligation of Tenant constitutes an emergency.

TIME IS OF THE ESSENCE IN THIS LEASE.

TO THE EXTENT PERMITTED BY LAW, TENANT HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS OF REDEMPTION, GRANTED BY OR UNDER ANY PRESENT OR FUTURE LAWS IN THE EVENT OF TENANT’S BEING EVICTED OR DISPOSSESSED FOR ANY CAUSE, OR IN THE EVENT OF LANDLORD’S OBTAINING POSSESSION OF THE PREMISES, BY REASON OF THE VIOLATION BY TENANT OF ANY OF THE COVENANTS AND CONDITIONS OF THIS LEASE, OR OTHERWISE. LANDLORD AND TENANT HEREBY EXPRESSLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER PARTY ON ANY AND EVERY MATTER, DIRECTLY OR INDIRECTLY ARISING OUT OF OR WITH RESPECT TO THIS LEASE, INCLUDING, WITHOUT LIMITATION, THE RELATIONSHIP OF LANDLORD AND TENANT, THE USE AND OCCUPANCY BY TENANT OF THE PREMISES, ANY STATUTORY REMEDY AND/OR CLAIM OF INJURY OR DAMAGE REGARDING THIS LEASE.

Any costs and expenses incurred by Landlord (including, without limitation, reasonable attorneys’ fees) in enforcing any of its rights or remedies under this Lease as Landlord may be entitled to under Section 52 shall be deemed to be additional rent and shall be repaid to Landlord by Tenant upon demand.

Notwithstanding any of the other provisions of this Lease, in the event Tenant shall voluntarily or involuntarily come under the jurisdiction of the Federal Bankruptcy Code and thereafter Tenant or its trustee in bankruptcy, under the authority of and pursuant to applicable provisions thereof, shall have the power and so using same determine to assign this Lease, Tenant agrees that (i) Tenant or its trustee shall provide to Landlord sufficient information enabling it to independently determine whether Landlord will incur actual and substantial detriment by reason of such assignment and (ii) “adequate assurance of future performance” under this Lease, as that term is generally defined under the Federal Bankruptcy Code, shall be provided to Landlord by Tenant and its assignee as a condition of the assignment.

22. Damages. If this Lease is terminated by Landlord pursuant to Section 21, Tenant shall, nevertheless, remain liable for all rent and damages which may be due or sustained prior to such termination, and all reasonable costs, fees and expenses including, but not limited to, attorneys’ fees, costs and expenses incurred by Landlord in pursuit of its remedies hereunder, or in renting the Premises to others from time to time and additional damages (the “Liquidated Damages”), which shall be an amount equal to the total rent which, but for termination of this Lease, would have become due during the remainder of the Term, less the amount of rent, if any, which Landlord shall receive during such period from others to whom the Premises may be rented (other than any additional rent received by Landlord as a result of any failure of such other person to perform any of its obligations to Landlord), in which case such Liquidated Damages shall be computed and payable in monthly installments, in advance on the first day of each calendar month following termination of the Lease and continuing until the date on which the Term would have expired but for such termination, and any suit or action brought to collect any such Liquidated Damages for any month shall not in any manner prejudice the right of Landlord to collect any Liquidated Damages for any subsequent month by a similar proceeding.

If this Lease is terminated pursuant to Section 21, Landlord may relet the Premises or any part thereof, alone or together with other premises, for such term(s) which may be greater or less than the period which otherwise would have constituted the balance of the Term and on such terms and conditions (which may include concessions, free rent and/or alterations of the Premises) as Landlord, in its sole discretion, may determine, but Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished by reason of, any failure by Landlord to relet the Premises or any failure by Landlord to collect any rent due upon such reletting.

23. Services and Utilities. Landlord shall provide the following listed services and utilities, namely:

(a) heating, ventilation, and air conditioning (“HVAC”) for the Premises during “Normal Business Hours” (as defined below);

(b) electric energy in accordance with Section 24 following;

(c) automatic passenger elevators providing adequate service leading to the floor on which the Premises are located;

(d) evening janitorial services to the Premises, including removal of trash, which services shall meet the minimum requirements set forth on Exhibit “F”, which shall be at the expense of Tenant, with such amounts payable as Additional Rent and in accordance with the provisions of Section 6.7;

(e) hot and cold water sufficient for drinking, lavatory toilet and ordinary cleaning purposes from fixtures within the Premises;

(f) replacement of lighting tubes, lamp ballasts and bulbs;

(g) extermination and pest control when and if necessary; and

(h) maintenance of exterior Common Areas in a manner comparable to other first class suburban office buildings in the Colorado Springs, Colorado area.

Notwithstanding the foregoing, if at any time during the Term, Landlord shall, after reasonable investigation reasonably determine that trash and similar waste generated by Tenant and/or emanating from the Premises is in excess of that of other tenants who have uses substantially similar to Tenant’s Permitted Use (as defined in Section 5) leasing a premises of the same or similar size to that of the Premises, Landlord shall bill Tenant and Tenant shall pay to Landlord as additional rent hereunder within thirty (30) days of the date of Landlord’s invoice for the same, those costs and expenses of trash removal which are reasonably attributable to such excess trash and similar waste generated by Tenant and/or emanating from the Premises. “Normal Business Hours” as used herein is defined from 8:00 a.m. to 6:00 p.m. on business days and from 8:00 a.m. to 1:00 p.m. on Saturdays. Landlord shall have no responsibility to provide any services under (a) above except during Normal Business Hours unless arrangements for after-hours services have been made pursuant to terms and conditions acceptable to Landlord and embodied in a separate written agreement between Landlord and Tenant. Landlord reserves the right to stop service of the HVAC, elevator, plumbing and electric systems, when necessary, by reason of accident, or emergency, or for repairs, alterations, replacements, or improvements, which in the judgment of Landlord are desirable or necessary to be made, until the repairs, alterations, replacements, or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply HVAC, elevator, plumbing, cleaning, and electric service, during the period when prevented from so doing by laws, orders, or regulations of any Federal, State, County or Municipal authority or by strikes, accidents or by any other cause whatsoever beyond

Landlord’s control. Landlord’s obligations to supply HVAC are subject to applicable laws and regulations as to energy conservation and other such restrictions. In the event that Tenant should require supplemental HVAC for the Premises, any maintenance, repair and/or replacement required for such supplemental service shall be performed by and at the expense of Tenant.

24. Electric Current. Tenant acknowledges that the Premises are or will be separately metered for electric consumption . Throughout the Term, Tenant shall pay the provider of such electric services directly for the services consumed at the Premises, and such amounts shall be in addition to the Rent due hereunder.

Landlord has advised Tenant that presently the City of Colorado Springs (CSU) (“Electric Service Provider”) is the utility company selected by Landlord to provide electricity to the Building. Notwithstanding the foregoing, if permitted by law, Landlord shall have the right at any time and from time to time during the Term to either contract for service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternative Service Provider”) or continue to contract for service from the Electric Service Provider.

Tenant shall cooperate with Landlord, the Electric Service Provider and any Alternate Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Electric Service Provider, and any Alternative Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring and any other machinery within the Premises, provided that Landlord shall use its reasonable efforts to minimize its interference with Tenant’s business in the Premises.

25. Telephone and Telecommunications. Tenant shall be responsible for contacting the utility company supplying the telephone service and arranging to have such telephone facilities as it may desire to be extended and put into operation in the Premises. Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole expense of Tenant. All costs related to any installation and the provision of such service shall be borne and paid for directly by Tenant. Upon request of Landlord, Tenant, at Tenant’s expense, shall remove the telephone facilities at the expiration or sooner termination of the Term. Landlord will allow Tenant access for wiring, including electric, data and telecom, within the Building’s public areas and designated chases, but will not guarantee access of the wiring through another tenant’s space. Tenant, at Tenant’s expense, shall be responsible for the relocation and its associated costs, if requested, of any data, telecom or electrical wiring that runs through another tenant’s space, including the plenum area or otherwise.

In the event Tenant wishes to utilize the services of a telephone or telecommunications provider whose equipment is not servicing the Building at such time Tenant wishes to install telecommunications equipment serving the Premises (“Provider”), Tenant shall be entitled to have such Provider install its lines or other equipment without first securing the prior written consent of Landlord. Prior to the commencement of any work in or about the Building by the Provider, the Provider shall agree to abide by such rules and regulations, job site rules, and such other requirements as reasonably determined by Landlord to be necessary to protect the interest of the Building and Property, the other tenants and occupants of the Building and Landlord, including, without limitation, providing security in such form and amount as reasonable determined by Landlord. Each Provider must be duly licensed, insured and reputable. Landlord shall incur no expense whatsoever with respect to any aspect of Provider’s provision of its services, including without limitation, the costs of installation, materials and service.

In addition, Landlord reserves exclusively to itself and its successors and assigns the right to install, operate, maintain, repair, replace and remove fiber optic cable and conduit and associated equipment and appurtenances within the Building and the Premises so as to provide telecommunications service to and for the benefit of tenants and other occupants of the Building, provided that Landlord shall use its reasonable efforts to minimize its interference with Tenant’s business in the Premises.

26. Acceptance of Premises. Landlord has this day purchased the Premises from Tenant. Accordingly, Landlord makes no representations or warranties regarding the condition of the Premises, and Tenant accepts the Premises in its as-is condition.

27. Inability to Perform. This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease or to supply, or is delayed in supplying, any service to be supplied by it under the terms of this Lease or is unable to make, or is delayed in making any repairs, additions, alterations, or decorations or is unable to supply, or is delayed in supplying, any equipment or fixtures if Landlord is prevented or delayed from so doing by reason of strikes or labor troubles or any outside cause whatsoever including, but not limited to, governmental preemption in connection with a National Emergency, or by reason of any rule, order or regulation of any department or subdivision of any government agency or by reason of the conditions of supply and demand which have been or are affected by war or other emergency. Similarly, Landlord shall not be liable for any interference with any services supplied to Tenant by others if such interference is caused by any of the reasons listed in this Section. Nothing contained in this Section shall be deemed to impose any obligation on Landlord not expressly imposed by other sections of this Lease.

28. No Waivers. The failure of Landlord to insist, in any one or more instances, upon a strict performance of any of the covenants of this Lease, or to exercise any option herein contained, shall not be construed as a waiver, or a relinquishment for the future, of such covenant or option, but the same shall continue and remain in full force and effect. The receipt by Landlord of rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord.

29. Access to Premises and Change in Services. Landlord shall have the right, without abatement of rent, to enter the Premises at any hour to examine the same, or to make such repairs and alterations as Landlord shall deem necessary for the safety and preservation of the Building, and also to exhibit the Premises to be let; provided, however, that except in the case of emergency, such entry shall only be after notice first given to Tenant and provided that Landlord shall use its reasonable efforts to minimize its interference with Tenant’s business in the Premises. If, during the last month of the Term, Tenant shall have removed all or substantially all of Tenant’s property therefrom, Landlord may immediately enter and alter, renovate and redecorate the Premises, without elimination or abatement of rent, or incurring liability to Tenant for any compensation, and such acts shall have no effect upon this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair, of the Building or any part thereof, other than as herein elsewhere expressly provided. Landlord shall also have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, stairs, toilets, elevators, or other public parts of the Building, and to change the name by which the

Building is commonly known and/or its mailing address provided that Landlord (1) gives 60 days advance written notice thereof to Tenant, (2) provides Tenant with access to the Premises at all times sufficient for Tenant to conduct its business at the Premises, (3) uses its reasonable efforts to minimize its interference with Tenant’s business in the Premises and (4) except if an address change is required by any governmental authority, pays all costs incurred by Tenant in connection therewith (including, without limitation, the cost of new stationery, new business cards and changes to Tenant’s web site, provided that any new items or change required pursuant to this Section shall be of similar cost and quality of that which existed immediately preceding the address change).

30. Estoppel Certificates. Landlord and Tenant agree, at any time and from time to time, upon not less than ten (10) business days’ prior request by the other party hereto to execute, acknowledge and deliver to the other party an estoppel certificate (substantially in the form attached hereto as Exhibit “D” for purposes of an estoppel certificate requested of Tenant, or for purposes of an estoppel certificate requested of Landlord, such other reasonable form requested by a third party, provided such form is limited to the items set forth below and other items which are reasonably requested by Tenant or such third party) which certifies that this Lease is unmodified and in full force (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications) and the dates through which the rent and other charges have been paid in advance, if any, and stating whether or not to the best knowledge of the signer of such certificate the other party hereto is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered hereunder may be relied upon by third parties not a party to this Lease.

31. Subordination.

Tenant accepts this Lease, and the tenancy created hereunder, subject and subordinate to any mortgages, overleases, leasehold mortgages or other security interests now or hereafter a lien upon or affecting the Building or the Property or any part thereof (any or all, a “Mortgage”). Tenant shall, at any time hereafter, within ten (10) Business Days after request from Landlord, execute a Subordination, Non-Disturbance Agreement (“SNDA”) or any instruments or leases or other documents that may be reasonably required by any mortgage or mortgagee or overlandlord (herein a “Mortgagee”) for the purpose of subjecting or subordinating this Lease and the tenancy created hereunder to the lien of any such mortgage or mortgages or underlying lease (provided that such SNDA, instrument, lease or other document does not increase Tenant’s payment obligations or other liability under this Lease or reduce Tenant’s rights or Landlord’s obligations hereunder). Landlord will use commercially reasonable efforts to obtain for Tenant’s benefit an SNDA from any Mortgagee, in form reasonably satisfactory to Tenant and such Mortgagee, provided that any changes required by Tenant to such Mortgagee’s standard form, will be at Tenant’s sole expense. As of the Effective Date, there is no Mortgage encumbering the Building.

32. Attornment. Tenant agrees that upon any termination of Landlord’s interest in the Premises, Tenant shall, upon request, attorn to the person or organization then holding title to the reversion of the Premises (the “Successor”) and to all subsequent Successors, and shall pay to the Successor all of the rents and other monies required to be paid by Tenant hereunder and perform all of the other terms, covenants, conditions and obligations in this Lease contained; provided, however, that if in connection with such attornment Tenant shall so request from such Successor in writing, such Successor shall execute and deliver to Tenant an instrument wherein such Successor agrees that as long as Tenant performs all of the terms, covenants and conditions of this Lease, on Tenant’s part to be performed,

Tenant’s possession under the provisions of this Lease shall not be disturbed by such Successor. In the event that the Mortgagee succeeds to the interest of Landlord hereunder and is advised by its counsel that all or any portion of the Base Rent or additional rent payable by Tenant hereunder is or may be deemed to be unrelated business income within the meaning of the United States Internal Revenue Code or regulations issued thereunder, Mortgagee, as Landlord, shall have the right at any time, from time to time, to notify Tenant in writing of the required changes to the Lease. Tenant shall execute all documents necessary to effect any such amendment within ten (10) days after written request from Mortgagee, as landlord, provided that in no event shall such amendment increase Tenant’s payment obligations or other liability under this Lease or reduce Tenant’s rights or Landlord’s obligations hereunder.

33. Notices. All notices and other communications to be made hereunder shall be in writing and shall be delivered to the addresses set forth below by any of the following means: (a) personal service or receipted courier service; (b) telecopying (if confirmed in writing sent by the methods specified in clauses (a), (b) or (c) of this Section), or (c) nationally-recognized overnight delivery service. Such addresses may be changed by notice to the other parties given in the same manner as provided above. Any notice or other communication sent pursuant to clause (a) or (b) hereof shall be deemed received upon such personal service or upon dispatch by electronic means, and/or if sent pursuant to subsection (c) shall be deemed received the next succeeding business day following deposit with such nationally recognized overnight delivery service.

If to Landlord:	COPT Academy Ridge, LLC
c/o Corporate Office Properties, L.P.
6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Attn: General Counsel
Telecopier: 443-285-7652

If to Tenant:	At the Premises and to Tenant’s Notice Address (including with a copy to the address set forth thereunder).

Any party may designate a change of address by written notice to the above parties, given at least ten (10) days before such change of address is to become effective.

34. Intentionally Deleted. .

35. Tenant’s Space - As-Is. Landlord and Tenant agree that the Premises are being conveyed by Tenant to Landlord as of the Effective Date. Accordingly, the Premises are leased to Tenant in their as-is condition, without representation or warranty by Landlord, and without any obligation of Landlord to construct Tenant Improvements or perform any other work in the Premises. By continuing possession and occupation of the Premises, Tenant shall be deemed to have accepted the Premises in their current condition.

36. Quiet Enjoyment. Tenant, upon the payment of rent and the performance of all the terms of this Lease, shall have the right, at all times during the Term, to peaceably and quietly enjoy the Premises without any disturbance from Landlord or any other person claiming through Landlord.

37. Vacation of Premises. Tenant shall vacate the Premises at the end of the Term. If Tenant fails to vacate at such time there shall be payable to Landlord an amount equal to one hundred fifty percent (150%) of the monthly Base Rent stated in Section 1.1.7 paid immediately prior to the holding over period for each month or part of a month (pro rated for any partial month) that Tenant holds over, plus all other payments provided for herein, and the payment and acceptance of such payments shall not constitute an extension or renewal of this Lease. In event of any such holdover, Landlord shall also be entitled to all remedies provided by law for the speedy eviction of tenants, and to the payment of all attorneys’ fees and expenses incurred in connection therewith.

38. Members’ Liability. It is understood that the Landlord of the Building is a Colorado limited liability company. All obligations of the Landlord hereunder are limited to the net assets of the Landlord from time to time. No member of Landlord, or of any successor partnership, whether now or hereafter a member, shall have any personal responsibility or liability for the obligations of Landlord hereunder.

39. Separability. If any term or provision of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

40. Indemnification.

40.1 Tenant’s Indemnification. Tenant shall indemnify and hold harmless Landlord and all of its and their respective members, partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with:

40.1.1 the conduct of any business by Tenant (or any assignee, sublessee, Affiliate, Business Relationship Entity or agent of Tenant) in or about the Premises, or any condition created by Tenant (or any assignee, sublessee, Affiliate, Business Relationship Entity or agent of Tenant) in or about the Premises, in either case during the Term of this Lease;

40.1.2 any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors provided however that Tenant shall not be required to indemnify Landlord for any violation that would otherwise be covered by Landlord’s zoning representation in Section 7;

40.1.3 any accident, injury or damage whatever occurring in, at or upon the Premises during the Term of this Lease, other than those items covered under Landlord’s indemnity as described in Section 40.2;

40.1.4 any breach or default by Tenant (after notice thereof to Tenant by Landlord and the expiration of any applicable cure period) in the full and prompt payment and performance of Tenant’s obligations under this Lease;

together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney’s fees and expenses.

In case any action or proceeding is brought against Landlord and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Tenant is obligated to indemnify Landlord pursuant to this Section, Tenant, upon written notice from Landlord shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord). The obligations of Tenant under this Section shall survive termination of this Lease.

40.2 Landlord’s Indemnification. Landlord shall indemnify and hold harmless Tenant and all of its and their respective members, partners, directors, officers, agents and employees from any and all liability, loss, cost or expense arising from all third-party claims resulting from or in connection with:

40.2.1 the conduct or management of the Building or of any business therein, or any work or thing whatsoever done, or any condition created in or about the Building during the Term of this Lease; and

40.2.2 any act, omission or negligence of Landlord or any of its tenants or licensees or its or their partners, directors, officers, agents, employees, invitees or contractors; and

40.2.3 any breach or default by Landlord in the full and prompt payment and performance of Landlord’s obligations under this Lease;

together with all costs and expenses reasonably incurred or paid in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorney’s fees and expenses.

In case any action or proceeding is brought against Tenant and/or any of its and their respective partners, directors, officers, agents or employees and such claim is a claim from which Landlord is obligated to indemnify Tenant pursuant to this Section, Landlord, upon written notice from Tenant shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Tenant). The obligations of Landlord under this Section shall survive termination of this Lease.

41. Captions. All headings anywhere contained in this Lease are intended for convenience or reference only and are not to be deemed or taken as a summary of the provisions to which they pertain or as a construction thereof.

42. Brokers. Tenant represents that Tenant has dealt with no broker in connection with this Lease, and Tenant warrants that no broker negotiated this Lease or is entitled to any commissions in connection with this Lease.

43. Recordation. Tenant covenants that it shall not, without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion, record this Lease or any memorandum of this Lease or offer this Lease or any memorandum of this Lease for recordation. If at any time Landlord or any mortgagee of Landlord’s interest in the Premises shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Landlord’s expense. If at any time Tenant shall require the recordation of this Lease or any memorandum of this Lease, such recordation shall be at Tenant’s expense. If the recordation of this Lease or any memorandum of this Lease shall be required by any valid governmental order, or if any government authority having jurisdiction in the matter shall assess and be entitled to collect transfer taxes or documentary stamp taxes, or both transfer taxes and documentary stamp taxes on this Lease or any memorandum of this Lease, Tenant shall execute such acknowledgments as may be necessary to effect such recordations and pay, upon request of Landlord, one half of all recording fees, transfer taxes and documentary stamp taxes payable on, or in connection with this Lease or any memorandum of this Lease or such recordation.

44. Successors and Assigns. The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant, and their respective heirs, personal representatives, successors and assigns (subject, however, to the terms of Section 20 hereof).

45. Integration of Agreements. This writing is intended by the Parties as a final expression of their agreement and is a complete and exclusive statement of its terms, and all negotiations, considerations and representations between the Parties are incorporated. No course of prior dealings between the Parties or their affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease. Acceptance of, or acquiescence to, a course of performance rendered under this Lease or any prior agreement between the Parties or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms or covenants of this Lease. Other than as specifically set forth in this Lease, no representations, understandings, or agreements have been made or relied upon in the making of this Lease.

46. Hazardous Material; Indemnity. Tenant further agrees to the following:

46.1 As used in this Lease, the following terms shall have the following meanings:

46.1.1 “Environmental Laws” shall mean all federal, state or local statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, authorizations, agreements, ordinances, administrative or judicial rulings or similar items relating to the protection of the environment or the protection of human health, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation and remediation of emissions, discharges, Releases or Threats of Releases (as defined below) of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or relating to storage tanks.

46.1.2 “Hazardous Materials” shall mean (i) any substance, gas, material or chemical which is defined as or included in the definition of “hazardous substances”, “toxic substances”, “hazardous materials”, “hazardous wastes” under any federal, state or local statute, law, or ordinance or under the regulations adopted or guidelines promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9061 et seq. (“CERCLA”); the Hazardous Materials Transportation Act, as amended 49 U.S.C. §§ 1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901 et seq.; (ii) radon gas in excess of four (4) picocuries per liter, friable asbestos, urea formaldehyde foam insulation, petroleum products, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent; and (iii) any other substance, gas, material or chemical, exposure to or release of which is prohibited, limited or regulated by any governmental or quasi-governmental entity or authority that asserts or may assert jurisdiction over the Premises, the Building or the Property.

46.1.3 “Hazardous Materials Inventory” shall mean a comprehensive inventory of all Hazardous Materials used, generated, stored, treated or disposed of by Tenant at the Premises, the Building and/or the Property.

46.1.4 “Losses” shall mean all claims, liabilities, obligations, losses (including, without limitation, diminution in the value of the Premises, the Building, or the Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, the Building and/or the Property, damages arising from any adverse impact on marketing of space), damages, penalties, fees, actions, judgments, lawsuits, costs, expenses, disbursements, orders or decrees, including, without limitation, attorneys’ and consultants’ fees and expenses.

46.1.5 “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or proximate to and affecting the Premises, the Building or the Property.

46.1.6 “Threat of Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air and any environmental medium comprising or proximate to and affecting the Premises, the Building or the Property.

46.2 Tenant shall not generate, use, manufacture, recycle, handle, store, place, transport, treat, discharge or dispose of any Hazardous Materials at, on, in or near the Premises, the Building or the Property or cause any of the foregoing to occur at, on, in, or near the Premises, the Building or the Property, shall comply with all Environmental Laws in connection with Tenant’s use or occupancy of the Premises and the Building, and promptly shall take all remedial action, at Tenant’s sole cost and expense, but with Landlord’s prior approval (not to be unreasonably withheld, delayed or conditioned), necessary or desirable to remedy, clean-up and remove the presence of any Hazardous Materials resulting from Tenant’s violation of the prohibitions set forth in this sentence or Tenant’s failure to comply with Environmental Laws. Notwithstanding the foregoing, Tenant shall not be deemed to be prohibited from using products containing Hazardous Materials so long as such products are commonly found in an office environment and are handled, stored, used and disposed of in compliance with all Environmental Laws. In addition, Tenant shall (i) obtain, maintain in full force and effect, and comply with, all permits required under Environmental Laws; (ii) comply with all record keeping and reporting requirements imposed by Environmental Laws concerning the use, handling, treatment, storage, disposal or release of Hazardous Materials on the Premises, the Building and the Property; (iii) report to Landlord any release or discharge of Hazardous Materials within two (2) business days of such discharge or release; (iv) provide to Landlord copies of all written reports concerning such discharge of Hazardous Materials that are required to be filed with governmental or quasi-governmental entities under Environmental Laws; (vi) maintain and annually update a Hazardous Materials Inventory with respect to Hazardous Materials used, generated, treated, stored or disposed of at the Premises, the Building and the Property, if required by any applicable Environmental Laws, and (vii) make available to Landlord for inspection and copying, at Landlord’s expense, upon reasonable notice and at reasonable times and any reports, inventories or other records required to be kept under Environmental Laws concerning the use, generation, treatment, storage, disposal or release of Hazardous Materials.

46.3 Without limitation on any other indemnities by or obligations of Tenant to Landlord under this Lease or otherwise, Tenant hereby covenants and agrees to indemnify, defend and hold harmless Landlord from and against any Losses incurred by Landlord as a result of (i) any Release of any Hazardous Material that occurred (A) prior to the Commencement Date and (B) during the period during which Tenant held title to the Property and (ii) Tenant’s breach of any representation, covenant or warranty of Section 46.2 hereof; or as a result of any claim, demand, liability, obligation, right or cause of action, including, but not limited to governmental action or other third party action (collectively, “Claims”), that is asserted against Landlord, the Premises, the Building or the Property as a result of or which arises directly or indirectly, in whole or in part, out of the Release, Threat of Release, discharge, deposit, presence, treatment, transport, handling or disposal of any Hazardous Materials at, on, under, in, about, or from the Premises, the Building or the Property attributable to or arising out of the operations or activities or presence of Tenant or any assignee, sublessee, agent or representative of Tenant at or about the Premises, the Building or the Property. This indemnification of Landlord and its Mortgagee(s) by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building.

46.4 Landlord hereby covenants and agrees to indemnify, defend and hold harmless Tenant from and against any Losses resulting from the Release of any Hazardous Materials that were not caused by Tenant or any assignee, sublessee, agent, Affiliate or Business Relationship Entities of Tenant. Landlord shall, at Landlord’s sole cost and expense, be responsible for removal, remediation or encapsulation of any Hazardous Materials (except those that are the responsibility of Tenant under Section 46.3) as necessary to comply with all applicable Environmental Laws.

46.5 The indemnities, warranties and covenants contained in this Article shall survive termination of this Lease.

47. Americans With Disabilities Act. Notwithstanding any other provisions contained in this Lease and with the purpose of superseding any such provisions herein that might be construed to the contrary, it is the intent of Landlord and Tenant that at all times while this Lease shall be in effect that the following provisions shall be deemed their specific agreement as to how the responsibility for compliance (and cost) with the Americans With Disabilities Act and amendments to same (the “ADA”), both as to the Premises and the Property, shall be allocated between them, namely:

47.1 Modifications, alterations and/or other changes required to and within the Premises or to the exterior of the Premises, in each case, not due to a change in the ADA, shall be paid by Tenant within thirty (30) days after receipt of an invoice from Landlord, together with reasonable supporting documentation.

47.2 Modifications, alterations and/or other changes required to the exterior of the Premises due to a change in the ADA and which are capital in nature shall be the responsibility of Landlord and at its sole cost and expense.

47.3 Modifications, alterations and/or other changes required to the exterior of the Premises due to a change in the ADA and which are not capital in nature shall be the responsibility of Landlord to perform and the cost of same shall be considered a part of the Building Expenses and treated as such.

Each party hereto shall indemnify and hold harmless the other party from any and all liability, loss, cost or expense arising as a result of a party not fulfilling its obligations as to compliance with the ADA as set forth in this Section.

48. Several Liability. If Tenant shall be one or more individuals, corporations or other entities, whether or not operating as a partnership or joint venture, then each such individual, corporation, entity, joint venturer or partner shall be deemed to be both jointly and severally liable for the payment of the entire rent and other payments specified herein.

49. Financial Statements. So long as Tenant remains a wholly owned subsidiary of Guarantor and does not have separate financial statements, financial statement requirements shall be as set forth in the Guaranty. In the event of a change in either of the foregoing, Tenant, within fifteen (15) days after a request from Landlord, Tenant agrees to deliver to Landlord the most recently available financial statement and such other information as Landlord from time to time may reasonably request.

50. Definition of “Day” and “Days”. As used in the Lease, the terms “day” and “days” shall refer to calendar days unless specified to the contrary; provided, however, that if the deadline established for either party’s performance hereunder occurs on a Saturday, Sunday or banking holiday in the State of Maryland, the date of performance shall be extended to the next occurring business day.

51. Secure Area. An area of the Premises shall be designated, from time to time, by Tenant as a secure area (the “Secure Area”). Notwithstanding anything to the contrary contained in this Lease, except in the event of an emergency, Landlord and its agents shall not exercise any right to enter the Secure Area unless accompanied by an employee of Tenant. Tenant agrees to make an employee available to accompany Landlord or its agents during such entry upon reasonable notice at any time during normal business hours. The location, installation and maintenance by Tenant of the Secure Area shall comply with all other terms, covenants and conditions of this Lease. Landlord shall be released from all obligations and liabilities with respect to the Secure Area under this Lease (including, without limitation, any obligations to clean, repair or maintain such area) so long as Landlord does not have access thereto.

Subject to the foregoing paragraph, Tenant hereby acknowledges and agrees that Landlord or other tenants or occupants of the Building may access any plenum space located around the Premises, including any the Secure Area, for purposes of connecting its water and/or sanitary sewer utility lines to the common lines servicing the Building, except, however, Landlord acknowledges that there will be specific security requirements for such utility connections.

52. Attorneys’ Fees. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys’ fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, costs and expenses in any such suit or proceeding. Any settlement reached between Landlord and Tenant prior to the adjudication of any such enforcement actions (including the exercise by Tenant of any rights of redemption) shall be deemed shall permit the enforcing party to the rights set forth hereunder.

53. Telecommunications Equipment. Tenant shall have the non-exclusive right to enter upon and utilize the roof of the Building for the purposes of installing, maintaining and repairing any equipment or utilities required in its operation of its business in the Premises; provided that (i) such equipment is used solely in connection with Tenant’s business in the Premises and is not available for use by third-parties, (ii) Tenant submits to Landlord for Landlord’s prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, the desired location on the roof to install the equipment and the make, model and specifications of the equipment, (iii) Tenant, at Tenant’s expense, shall install, maintain and remove the equipment in coordination with Landlord’s rooftop consultant; provided, however, that Landlord, at Tenant’s expense, shall have the right, but not the obligation, to install, maintain and/or remove the equipment, and (iv) Tenant shall indemnify and hold Landlord, its successors, assigns, agents, licensees and invitees harmless from any and all damages, costs, claims, expenses, actions (including reasonable attorney’s fees) in connection with the equipment, unless resulting from Landlord’s negligence. Landlord further acknowledges that Tenant has existing satellite equipment in the area referred to as the “satellite yard” and conduits connecting it to the Building, and Landlord hereby gives its approval of the installation, placement, reconfiguration, operation, repair and maintenance of such equipment within the “satellite yard”. Any expansion or relocation of the “satellite yard” shall be subject to this Section 53.

54. Exterior Signage. Subject to the approval rights of any existing or future covenants and/or restrictions of record affecting the lot on which the Building is located, Tenant, at Tenant’s expense, shall have the right to the existing exterior sign on the Building, provided that (i) [intentionally omitted], (ii) Tenant continues to occupy at least 50% of the Rentable Area of the Building, and (iii) Tenant does not “go dark” for longer than three continuous months (other than as a result of a casualty or condemnation). Tenant, at Tenant’s expense, shall maintain any such signage, and obtain all required permits from any governmental authorities or owners’ associations with jurisdiction over the lot on which the Building is located. At the expiration or sooner termination of this Lease, at the request of Landlord, Tenant shall remove the exterior signage on the Building and restore the Building’s surface to that condition which existed immediately prior to the installation of the signage. In addition, if, after installation of the signage, any of the conditions set forth in subsections (i) through (iii) inclusive of the first sentence of this paragraph are not satisfied, Tenant, at Tenant’s expense, shall remove the signage upon thirty (30) days’ advance written notice from Landlord and, if requested by Landlord, restore the Building’s surface to match the condition of the remainder of the Building. Notwithstanding the foregoing, if Tenant reduces the area of the Premises below fifty percent (50%) of the Rentable Area of the Building but all other of the foregoing subsections remain satisfied, Tenant may continue to have its exterior sign on the Building, but Landlord, at its discretion, may install or permit to be installed additional exterior signs on the Building for other tenants (and, if Landlord finds it necessary to relocate Tenant’s exterior signage in such case, Landlord and Tenant shall cooperate to effectuate a reasonable resolution (that is, location and placement of said signage) of the same at Landlord’s expense). Tenant acknowledges that Landlord may install “branding” signs on the entry door to the Building as well as on the lot on which the Building is located.

55. Parking. Tenant shall be entitled, at no charge, to the use of the common parking facilities provided for the Building, which parking facilities shall be at a minimum that which is required by the applicable zoning codes.

56. Tenant’s One-Time Right to Terminate. Tenant shall have the one time right to terminate this Lease at the expiration of the tenth (10th) Lease Year, provided that (i) Tenant gives Landlord at least three hundred sixty (360) days prior written notice of its intent to terminate the Lease, (ii) there is no outstanding Event of Default of the nature described in Section 21(f) hereof as of the date of termination, and (iii) simultaneously with the delivery of its termination notice, Tenant pays to Landlord a termination fee in the amount One Million Three Hundred Ninety Thousand Dollars ($1,390,000.00). If Tenant fails to exercise its termination rights strictly in accordance with the foregoing provision, this Lease shall remain in full force and effect and Tenant shall have no further right to terminate this Lease.

57. Guaranty. There is attached hereto as Exhibit “E” and by this reference made part hereof, a form of Guaranty pursuant to which Guarantor guarantees the performance of all the terms, covenants and conditions of this Lease on the part of Tenant to be performed as well as the payment of Rent, and all other sums whatsoever payable by Tenant pursuant to the terms of this Lease. The execution by Landlord of this Lease is contingent upon the execution and delivery of the aforesaid Guaranty by Guarantor without modification, alteration or addition whatsoever.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have respectively affixed their hands and seals to this Lease as of the day and year first above written.

WITNESS OR ATTEST:	LANDLORD:

COPT ACADEMY RIDGE, LLC

	By:	/s/ Roger A. Waesche, Jr.	(SEAL)
Roger A. Waesche, Jr.
Executive Vice President

WITNESS OR ATTEST:	TENANT:

REAL TIME LOGIC, INC.

	By:	/s/ James T. Brandt	(SEAL)
Name: James T. Brandt
Title: Vice President

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